EXHIBIT 4.4(b)

CBRE Services, Inc.,

as Issuer,

The Guarantors party hereto,

as Guarantors

and

Wells Fargo Bank, National Association

as Trustee

First Supplemental Indenture

Dated as of March 14, 2013

$800,000,000 aggregate principal amount of 5.00% Senior Notes due 2023

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 14, 2013, between CBRE Services, Inc., a Delaware corporation (the “Issuer”), CBRE Group, Inc., a Delaware corporation (“Parent”), each subsidiary guarantor party hereto (each a “Subsidiary Guarantor”) and Wells Fargo Bank, National Association, a national banking association, as Trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Issuer, the Guarantors and the Trustee have entered into an Indenture (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”) dated as of March 14, 2013 providing for the issuance from time to time of series of its Securities (as defined in the Base Indenture); and

WHEREAS, Section 301 of the Base Indenture provides for the Issuer and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Article III of the Base Indenture; and

WHEREAS, pursuant to Section 301 of the Base Indenture, the Issuer, for its lawful corporate purposes, desires to create and authorize a new series of Securities to be known as the 5.00% Senior Notes due 2023 (the “Notes”), initially in an aggregate principal amount of $800,000,000;

WHEREAS, the Issuer has duly authorized the execution and delivery of this Supplemental Indenture, which sets forth the terms and conditions upon which the Notes are to be executed, registered, authenticated, issued and delivered; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement according to its terms have been done, and all things necessary to make the Notes, when executed by the Issuer and authenticated and delivered by or on behalf of the Trustee as in this Supplemental Indenture provided, the valid, binding and legal obligations of the Issuer have been done;

NOW, THEREFORE:

In order to declare the terms and conditions upon which the Notes are executed, registered, authenticated, issued and delivered, and in consideration of the premises, of the purchase and acceptance of such Notes by the Holders thereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Issuer and the Guarantors covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of such Notes, as follows:

ARTICLE I

Definitions

SECTION 1.01. Relation to Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling in respect of the Notes.

SECTION 1.02. Definition of Terms. For all purposes of this Supplemental Indenture:

(a) Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Base Indenture, and all other terms defined in this Supplemental Indenture shall have the meanings assigned to them;

(b) the terms defined in this Supplemental Indenture include the plural as well as the singular;

(c) unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Supplemental Indenture; and

(d) The following terms shall have the respective meanings as set forth below:

“Adjusted Treasury Rate” means, with respect to any redemption date and as provided by the Issuer, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after March 15, 2018, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed, in each case, plus 0.50%.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means with respect to a Note at any redemption date, as provided by the Issuer, the excess of (1) the present value at such redemption date of (A) the redemption price of such Note on March 15, 2018 (such redemption price being described in paragraph 5 of the Note exclusive of any accrued and unpaid interest) plus (B) all required remaining scheduled interest payments due on such Note through March 15, 2018 (but excluding accrued and unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (2) the principal amount of such Note on such redemption date.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.”

“Blum Funds” means (1) Blum Capital Partners, L.P. and its successors and (2) any investment vehicle or account that is an Affiliate of Blum Capital Partners, L.P. or its successors.”

“Business Day” means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.02, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and except that any Person that is deemed to have beneficial ownership of shares solely as the result of being part of a group pursuant to Rule 13d-5(b)(1) shall be deemed not to have beneficial ownership of any shares held by a Permitted Holder forming a part of such group), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer; provided, however, that the Permitted Holders beneficially own (as defined above, except that in the event the Permitted Holders are part of a group pursuant to Rule 13d-5(b)(1), the Permitted Holders shall be deemed not to have beneficial ownership of any shares held by persons other than Permitted Holders forming a part of such group), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified Person held by a parent entity, if such other person is the beneficial owner (as first defined above), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as second defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of a majority of the directors of the Issuer then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

(4) the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-investment” means any investment by the Issuer or any of its Subsidiaries in, or any guarantee by the Issuer or any of its Subsidiaries of the indebtedness of, a Co-investment Vehicle or separate account or investment program managed, operated or sponsored by an Investment Subsidiary.

“Co-investment Vehicle” shall mean an entity (other than a Subsidiary of the Issuer) formed for the purpose of investing principally in real estate related assets or engaging in real estate development.

“Common Stock” shall mean the Class A common stock of Parent.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to March 15, 2018, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to March 15, 2018.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Issuer, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Net Income” means, for any period, the net income or loss of the Issuer and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded

(a) the income of any such consolidated subsidiary to the extent that the declaration or payment of dividends or similar distributions by such consolidated subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such consolidated subsidiary,

(b) the income or loss of any person accrued prior to the date it becomes a consolidated subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its consolidated subsidiaries or the date that such person’s assets are acquired by the Issuer or any of its consolidated subsidiaries,

(c) any reduction for charges made in accordance with Financial Accounting Standard No. 142—Goodwill and Other Intangible Assets,

(d) any gains or losses attributable to sales of assets out of the ordinary course of business, and

(e) any net noncash gain or loss resulting in such period from hedging obligations incurred in the ordinary course of business and made in accordance with Financial Accounting Standard No. 815—Derivatives and Hedging;

provided further, however, that Consolidated Net Income for any period shall be increased (i) by cash received during such period by the Issuer or any of its consolidated Subsidiaries in respect of commissions receivable (net of related commissions payable to brokers) on transactions that were completed by any acquired business prior to the acquisition of such business and which purchase accounting rules under GAAP would require to be recognized as an intangible asset purchased, (ii) increased, to the extent otherwise deducted in determining Consolidated Net Income for such period, by the amortization of intangibles relating to purchase accounting in connection with any acquisition and (iii) increased (or decreased, as the case may be), in connection with the sale of real estate during such period, to eliminate the effect of purchase price allocations to such real estate resulting from the consummation of any acquisition.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1)(A) the aggregate amount of Funded Debt of the Issuer and its Subsidiaries then outstanding that is secured by Liens as of such date of determination, less (B) cash and cash equivalents (other than restricted cash) of the Issuer and its Subsidiaries, to (2) EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements of the Issuer are available, in each case with pro forma and other adjustments to each of Funded Debt and EBITDA to reflect any incurrences or discharges of Funded Debt and any acquisitions or dispositions of businesses or assets since the beginning of such four consecutive fiscal quarter period; provided, however, that for purposes of calculating the amount under clause (1)(A) above on any date of determination, amounts of revolving credit indebtedness committed pursuant to any Credit Facility that may be incurred by the Issuer or its Subsidiaries and which, upon incurrence, will be secured by a Lien, shall be deemed to be outstanding at all times and subsequent borrowings, reborrowings, renewals, replacements and extensions of such revolving credit indebtedness, up to such maximum committed amount, shall not be deemed additional incurrences of Funded Debt requiring calculations under this definition (but subsequent incremental borrowings in connection with increases in such maximum committed amount shall require calculations under this definition or shall otherwise comply with Section 4.02).

“Consolidated Total Assets” means, as of any date of determination for any Person, the total amount of assets which would appear on a consolidated balance sheet of such Person as of such date.

“Credit Agreement” means the Second Amended and Restated Credit Agreement among the Issuer, Parent and certain Subsidiaries of the Issuer, as guarantors, the lenders referred to therein, Credit Suisse, as Administrative Agent and Collateral Agent, Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and the Co-Agents named therein, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt, including an indenture, incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Second Amended and Restated Credit Agreement or a successor Credit Agreement.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities, securities purchase agreement, indenture or similar agreement, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Debt” means any indebtedness for money borrowed.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures (excluding any maturities as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy obligations as a result of such employee’s death or disability; provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)	the “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes in Section 4.01; and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“EBITDA” for any period means Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i) consolidated interest expense for such period (including deferred financing costs),

(ii) consolidated income tax expense for such period,

(iii) all amounts attributable to depreciation and amortization for such period,

(iv) any expenses or charges related to any Equity Offering, investments, acquisition, disposition, recapitalization or incurrence of any indebtedness (including a refinancing thereof (whether or not successful)), including (A) such fees, expenses or charges related to the offering of the Notes and the Credit Agreement and (B) any amendment or modification of the Notes or the Credit Agreement,

(v) any restructuring expenses for such period,

(vi) any non-recurring fees, expenses or charges for such period representing transaction or integration costs incurred in connection with acquisitions of assets, and

(vii) all other non-cash losses, expenses and charges of Issuer and its Subsidiaries for such period (excluding (x) the write-down of current assets and (y) any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); minus

(b) without duplication

(i) all cash payments made during such period on account of reserves, restructuring charges and other noncash charges added to Consolidated Net Income pursuant to clause (a)(vii) above in a previous period and

(ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP.

“Equity Offering” means any primary offering of Capital Stock of Parent or the Issuer (other than Disqualified Stock) to Persons who are not Affiliates of Parent or the Issuer other than (1) public offerings with respect to the Parent’s Common Stock registered on Form S-8 and (2) issuances upon exercise of options by employees of the Parent or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Construction Loan” means any interim construction loan (or guarantee thereof) of an Investment Subsidiary (1) that is subject to or backed by committed permanent refinancing, or (2) in which such Investment Subsidiary has entered into a lease of the property securing such Exempt Construction Loan (or guarantee thereof) and such lease supports a refinancing of the entire interim construction loan amount based upon prevailing permanent loan terms at the time the interim construction loan is closed. Notwithstanding the foregoing, construction loans (and guarantees thereof) shall cease to be treated as Exempt Construction Loans in the event that any of the following occur: (a) the obligor of such Exempt Construction Loan is in default beyond any applicable notice and cure periods of any obligations under the credit agreement relating to such

Exempt Construction Loan; or (b) the underlying real property securing such Exempt Construction Loan has not been sold by a date which is no later than 15 months (unless subject to or backed by committed permanent refinancing, in which case no deadline for the sale of such real property shall apply) after completion of construction.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Subsidiary of such Foreign Subsidiary.

“Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, but excluding (1) any such Debt owed to the Issuer, Parent or a Subsidiary, (2) Debt of any Mortgage Banking Subsidiary that is non-recourse to the Issuer or any of its Subsidiaries (other than such Mortgage Banking Subsidiary), except to the extent recourse is limited to the assets acquired with the proceeds of, or securing such Debt, (3) Debt under any Mortgage Warehousing Facility, (4) Debt under any Loan Arbitrage Facility, (5) Non-Recourse Debt and (6) Exempt Construction Loans.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

Except as otherwise provided in this Supplemental Indenture, all ratios and computations based on GAAP contained in this Supplemental Indenture shall be computed in conformity with GAAP.

“Guarantor” means Parent and/or a Subsidiary Guarantor.

“Guaranty” means the Parent Guaranty and/or a Subsidiary Guaranty, collectively referred to herein as the “Guaranties.”

“Guaranty Agreement” means this Supplemental Indenture as of the Issue Date or any other supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Issuer’s obligations with respect to the Notes on the terms provided for in this Supplemental Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) and BBB-(or the equivalent) by Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor’s Ratings Group (or any successor to the rating agency business thereof), respectively.

“Investment Subsidiary” means (1) any Subsidiary engaged principally in the business of buying and holding real estate related assets in anticipation of selling such assets or transferring such assets, which assets may include securities of companies engaged principally in such business, (2) any Subsidiary engaged principally in the business of investment management, including investing in and/or managing entities formed for the purpose of investing principally in real estate related assets and (3) any Subsidiary engaged principally in real estate development and investment activities.

“Issue Date” means March 14, 2013.

“Lending Program Securities” means mortgage-backed securities or bonds issued by any Mortgage Banking Subsidiary supported by commercial or multi - family residential mortgage loans originated by a Mortgage Banking Subsidiary and guaranteed by the Government National Mortgage Association, Federal Housing Administration or any other governmental or quasi-governmental agency or enterprise or government-sponsored entity, the proceeds of which securities or bonds are applied by any Mortgage Banking Subsidiary to refinance indebtedness under a Mortgage Warehousing Facility.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof). For the avoidance of doubt, the grant by any Person of a non-exclusive license to use intellectual property owned by, licensed to, or developed by such Person and such license activity shall not constitute a grant by such Person of a Lien on such intellectual property.

“Loan Arbitrage Facility” means a credit facility provided to the Issuer or any of its Subsidiaries by any depository bank in which the Issuer or such Subsidiary, as the case may be, makes deposits, so long as (1) the Issuer or such Subsidiary, as the case may be, applies all proceeds of loans made under such credit facility to purchase certain highly-rated debt instruments considered to be permitted short-term investments under such credit facility, and (2) all such permitted short-term investments purchased by the Issuer or such Subsidiary, as the case may be, with the proceeds of loans thereunder (and proceeds thereof and distributions thereon) are pledged to the depository bank providing such credit facility, and such bank has a first priority perfected security interest therein, to secure loans made under such credit facility.

“Mortgage Banking Subsidiaries” means CBRE Capital Markets, Inc., a Texas corporation, CBRE Capital Markets of Texas, LP, a limited partnership formed under the laws of the State of Texas, CBRE Multifamily Capital Inc., a Delaware corporation, CBRE HMF, Inc., a Delaware corporation, and any other Subsidiary that is engaged in the origination of mortgage loans in respect of commercial and multi-family residential real property, and the sale or assignment of such mortgage loans and the related mortgages, or the sale of securities issued that are backed by such mortgage loans, to another Person (other than the Issuer or any of its Subsidiaries) in connection with such origination.

“Mortgage Warehousing Facility” means (1) a credit facility provided by any bank or other financial institution extended to any Mortgage Banking Subsidiary pursuant to which such lender makes loans to such Mortgage Banking Subsidiary, the proceeds of which loans are applied by such Mortgage Banking Subsidiary to fund commercial mortgage loans originated and owned by any Mortgage Banking Subsidiary subject to a commitment (subject to customary exceptions) to purchase such mortgage loans or mortgage-backed securities in respect thereof by (a) the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or any other quasi-federal governmental agency or enterprise or government-sponsored entity or its seller servicer or (b) any other commercial conduit lender, in each case so long as (i) loans made by such lender to such Mortgage Banking Subsidiary thereunder are secured by a pledge of commercial and multi-family residential mortgage loans made by any Mortgage Banking Subsidiary with the proceeds of such loans, and such lender has a perfected first priority security interest therein, to secure loans made under such credit facility and (ii) in the case of loans to be sold to a commercial conduit lender, the related indebtedness of the Mortgage Banking Subsidiary does not exceed a term of 120 days or a loan to value of 80%, and (2) any other credit facility provided by any bank or other financial institution extended to any Mortgage Banking Subsidiary pursuant to which such lender makes loans to such Mortgage Banking Subsidiary, the proceeds of which loans are applied by such Mortgage Banking Subsidiary to fund commercial or multi-family residential mortgage loans originated by any Mortgage Banking Subsidiary, so long as such loans to any Mortgage Banking Subsidiary are repaid by such Mortgage Banking Subsidiary to such lender with the proceeds of the sale or issuance of Lending Program Securities.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Recourse Debt” means Debt of, or guarantees by, an Investment Subsidiary; provided, however, that (1) such Debt is incurred solely in relation to the investment or real estate development activities of such Investment Subsidiary and (2) such Debt is not guaranteed by, or otherwise recourse to Parent, the Issuer or any Subsidiary of the Issuer other than an Investment Subsidiary (subject to customary environmental indemnities or completion or budget guarantees, and subject to customary exclusions from liability by lenders in non-recourse financing transactions secured by real property (including by means of separate indemnification agreements or carve-out guarantees)); provided further that, if any such Debt is partially guaranteed by or otherwise recourse to Parent, the Issuer or any Subsidiary of the Issuer other than an Investment Subsidiary, the portion of such Debt not so guaranteed or recourse shall be “Non-Recourse Debt” hereunder.

“Officer” means the chairman of the board of directors, the chief executive officer, the president, the chief financial officer, any executive vice president, senior vice president or vice president, the treasurer or any assistant treasurer or the secretary or any assistant secretary of Parent or the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of Parent or the Issuer, as the case may be, by an Officer of Parent or the Issuer, respectively.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to Parent or the Issuer, satisfactory to the Trustee.

“Parent Guaranty” means the guarantee by Parent of the Issuer’s obligations with respect to the Notes contained in this Supplemental Indenture.

“Permitted Holders” means (1) the Blum Funds, (2) any member of senior management of the Issuer on the Issue Date and (3) the Parent.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Property” means any property or asset, whether real, personal or mixed, including current assets and shares of capital stock, but excluding deposit accounts, owned on the Issue Date or thereafter acquired by the Issuer or any Subsidiary.

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuer.

“Rating Agencies” means Standard and Poor’s Ratings Group and Moody’s Investors Service, Inc. or any successor to the respective rating agency business thereof.

“Rating Event” means the ratings of the Notes are lowered by at least one of the Rating Agencies and the Notes are rated below an Investment Grade Rating by at least one of the Rating Agencies, on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public announcement of the occurrence of a Change of Control or the intentions of the Issuer to effect a Change of Control and ending 60 days following the consummation of such Change of Control.

“Reference Treasury Dealer” means Merrill Lynch Pierce Fenner & Smith Incorporated and its successors and assigns, Credit Suisse Securities (USA) LLC and its successors and assigns and J.P. Morgan Securities Inc. and its successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Sale/Leaseback Transaction” means an arrangement relating to Property owned by the Issuer or a Subsidiary of the Issuer on the Issue Date or thereafter acquired by the Issuer or a Subsidiary of the Issuer whereby the Issuer or a Subsidiary of the Issuer transfers such property to a Person and the Issuer of a Subsidiary of the Issuer leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Significant Subsidiary” means any Subsidiary of the Issuer that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that executes this Supplemental Indenture as a guarantor on the Issue Date and each other Subsidiary of the Issuer that thereafter guarantees the Notes pursuant to the terms of this Supplemental Indenture.

“Subsidiary Guaranty” means a guarantee by a Subsidiary Guarantor of the Issuer’s obligations with respect to the Notes.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

ARTICLE II

General Terms And Conditions Of The Notes

SECTION 2.01. Establishment of the 5.00% Senior Notes due 2023. A new series of Securities with the following terms is hereby established pursuant to Section 301 of the Base Indenture:

(1) The title of the series of Securities constituted by the Notes shall be the “5.00% Senior Notes due 2023”.

(2) The initial aggregate principal amount of the Notes is $800,000,000. There is no limit upon the aggregate principal amount of Notes that may be authenticated and delivered under the Indenture. The Issuer may from time to time without notice to or the consent of the Holders of the Notes create and issue additional Notes (“Additional Notes”) ranking equally and ratably with the Notes in all respects other than the issue price the date of the issuance the payment of interest accruing prior to the issue date of such Additional Notes the first payment of interest following the issue date of such Additional Notes and in some cases the first payment of interest following the issue date of such Additional Notes. Any such Additional Notes shall be consolidated and form single series with the Notes initially issued including for purposes of voting and redemptions; provided that if the Additional Notes are not fungible with the Notes initially issued for U.S federal income tax purposes such Additional Notes shall have a separate CUSIP number.

(3) The Notes will be (i) unsecured senior obligations of the Issuer, (ii) senior in right of payment to all existing and any future subordinated indebtedness of the Issuer and (iii) guaranteed by Parent and each Subsidiary Guarantor on an unsecured senior basis.

(4) Not applicable.

(5) The entire outstanding principal of the Notes shall be payable on March 15, 2023 plus any accrued and unpaid interest to such date.

(6) Interest on the Notes shall accrue at a rate of 5.00% per annum, computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue from March 14, 2013. The Interest Payment Dates for the Notes on which interest will be payable shall be March 15 and September 15 in each year, beginning September 15, 2013. The Regular Record Dates for the interest payable on the Notes on any Interest Payment Date shall be the March 1 and September 1 preceding the applicable Interest Payment Date.

(7) Payment of principal and premium, if any, of, and interest on, the Notes shall be made at, and in the manner prescribed by, Sections 1001 and 1002 of the Base Indenture.

(8) The Notes may be redeemed in accordance with paragraph 5 of the Notes.

(9) The Notes do not have the benefit of a sinking fund. The Issuer is obligated to purchase the Notes at the option of the Holders thereof pursuant to Section 4.01.

(10) Not applicable.

(11) Not applicable.

(12) Not applicable.

(13) Not applicable.

(14) Not applicable.

(15) Not applicable.

(16) Not applicable.

(17) The Notes shall be issued as Global Securities and The Depository Trust Company, New York, New York shall be the initial Depositary.

(18) Additions, deletions and changes in the Events of Default applicable to the Notes are set forth in Article V.

(19) The covenants set forth in Article IV of this Supplemental Indenture shall apply to the Notes. The covenants set forth in Article VIII of the Base Indenture shall not apply to the Notes.

(20) Not applicable.

(21) The Notes shall be guaranteed by the Guarantors pursuant to Article VI of this Supplemental Indenture.

(22) Not applicable.

(23) Not applicable.

(24) The provisions of this Supplemental Indenture shall supersede any conflicting terms of the Base Indenture with respect to the Notes as set forth in Section 1.01.

SECTION 2.02. Form of the Notes. The Notes issued under this Supplemental Indenture shall be substantially in the form of Exhibit A to this Supplemental Indenture, which is hereby incorporated in and expressly made a part of this Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in the Exhibit A to this Supplemental Indenture are part of the terms of this Supplemental Indenture.

ARTICLE III

Redemption of the Notes

SECTION 3.01. Redemption. The Notes may be redeemed in accordance with paragraph 5 of the Notes and Article XI of the Base Indenture.

SECTION 3.02. Minimum Denominations. The Trustee may select for redemption portions of the principal of Notes that have minimum denominations of $1,000 and integral multiples of $1,000 thereof; provided that Notes of $2,000 or less that are redeemed shall be redeemed in whole and not in part.

ARTICLE IV

Additional Covenants

SECTION 4.01. Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require that the Issuer purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in Section 4.01(b).

(b) Within 30 days following any Change of Control Triggering Event, unless the Issuer has exercised its option to redeem all the Notes pursuant to paragraph 5 of the Notes, the Issuer shall mail (or deliver by electronic transmission in accordance with the applicable proceeding of the Depositary) a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control Triggering Event (including information with respect to pro forma historical income and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (or delivered by electronic transmission in accordance with the applicable procedures of the Depositary)); and

(4) the instructions, as determined by the Issuer, consistent with this Section 4.01, that a Holder must follow in order to have its Notes purchased.

(c) Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Trustee for cancellation at the address specified in the notice at least three Business Days prior to the purchase date. Notes held in book entry form shall be delivered in accordance with the Depositary’s procedures. Holders will be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.

(d) On the purchase date, all Notes purchased by the Issuer under this Section 4.01 shall be delivered by the Issuer to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(e) Notwithstanding the foregoing provisions of this Section 4.01, the Issuer shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.01 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if the Issuer has exercised its option to redeem all the Notes pursuant to paragraph 5 of the Notes. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of such Change of Control Offer.

(f) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this Section 4.01. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.01, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.01 by virtue of its compliance with such securities laws or regulations.

SECTION 4.02. Limitation on Liens.

(a) The Issuer and Parent will not, and will not permit any Subsidiary of the Issuer to, create, incur, issue, assume or guarantee any Debt secured by a Lien upon (a) any Property of the Issuer, Parent or such Subsidiary, or (b) any shares of Capital Stock or Debt issued by any Subsidiary of the Issuer and owned by the Issuer, Parent or any Subsidiary of the Issuer, whether owned on the Issue Date or thereafter acquired, without effectively providing concurrently that the Notes then outstanding under the Indenture are secured equally and ratably with or, at the option of the Issuer, prior to such Debt so long as such Debt shall be so secured.

(b) The foregoing restriction shall not apply to, and there shall be excluded from Debt (or any guarantee thereof) in any computation under such restriction, Debt (or any guarantee thereof) secured by:

(1) Liens on any property existing at the time of the acquisition thereof;

(2) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuer, Parent or a Subsidiary of the Issuer or at the time of a sale, lease or other disposition of the properties of such Person (or a division thereof) as an entirety or substantially as an entirety to the Issuer, Parent or a Subsidiary of the Issuer; provided that any such Lien does not extend to any property owned by the Issuer, Parent or any Subsidiary of the Issuer immediately prior to such merger, consolidation, sale, lease or disposition;

(3) Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Issuer;

(4) Liens in favor of the Issuer, Parent or a Subsidiary of the Issuer;

(5) Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained no later than 360 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property; provided further that such Liens do not extend to any property other than such property subject to acquisition, construction, development or improvement;

(6) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(7) Liens existing on the Issue Date or any extension, renewal, replacement or refunding of any Debt (or any guarantee thereof) secured by a Lien existing on the Issue Date or referred to in clauses (1)-(3) or (5); provided that any such extension, renewal, replacement or refunding of such Debt (or any guarantee thereof) shall be created within 360 days of repaying the Debt (or any guarantee thereof) secured by the Lien referred to in clauses (1)-(3) or (5) and the principal amount of the Debt (or any guarantee thereof) secured thereby and not otherwise authorized by clauses (1)-(3) or (5) shall not exceed the principal amount of Debt (or any guarantee thereof), plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding; provided further that this clause (7) shall not include Liens securing the Credit Agreement or any extension, renewal, replacement or refunding thereof;

(8) Liens securing hedging obligations entered into in the ordinary course of business;

(9) Liens on assets of Foreign Subsidiaries of the Issuer and the capital stock of such Foreign Subsidiaries securing Debt (or any guarantee thereof) not in excess of the greater of (i) 5% of Consolidated Total Assets of all such Foreign Subsidiaries and (ii) $125.0 million in the aggregate at the time of determination;

(10) Liens securing Debt (or any guarantee thereof) of the Issuer, Parent or any Subsidiary of the Issuer not exceeding $300.0 million in the aggregate at the time of determination;

(11) Liens securing Non-Recourse Debt or Exempt Construction Loans or guarantees thereof on assets or Capital Stock of Subsidiaries of the Issuer formed solely for the purpose of, and which engage in no business other than the business of making Co-investments;

(12) Liens on commercial and multi-family residential mortgage loans originated and owned by a Mortgage Banking Subsidiary pursuant to a Mortgage Warehousing Facility; and

(13) Liens on investments made by the Issuer or any Subsidiary of the Issuer pursuant to a Loan Arbitrage Facility, if such investments were acquired by such Person with the proceeds of Debt borrowed under such Loan Arbitrage Facility.

(c) Notwithstanding the restrictions described above, the Issuer, Parent and any Subsidiaries of the Issuer may create, incur, issue, assume or guarantee Debt secured by Liens without equally and ratably securing the Notes then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired,

(1) the aggregate amount of all such Debt secured by Liens which would otherwise be subject to such restrictions (other than any Debt (or any guarantee thereof) secured by Liens permitted as described in clauses (1)-(13) of Section 4.03(b) plus

(2) all Attributable Debt of the Issuer, Parent and the Subsidiaries of the Issuer in respect of Sale/Leaseback Transactions with respect to Properties (with the exception of such transactions that are permitted under clauses (1)-(4) of the first sentence of Section 4.03(a))

would not exceed the greater of (x) $2.95 billion and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 3.25 to 1.0.

SECTION 4.03. Limitation on Sale/Leaseback Transactions.

(a) The Issuer and Parent will not, and will not permit any Subsidiary of the Issuer to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(1) the Sale/Leaseback Transaction is solely with the Issuer, Parent or another Subsidiary of the Issuer;

(2) the lease is for a period not in excess of 36 months (or which may be terminated by the Issuer, Parent or such Subsidiary), including renewals;

(3) the Issuer, Parent or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1)-(13) of Section 4.02(b), without equally and ratably securing the Notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Debt secured by a Lien on such Property in the amount of the Attributable Debt arising from such Sale/Leaseback Transaction;

(4) the Issuer, Parent or such Subsidiary within 360 days after the sale of such Property in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Property to (i) the retirement of Notes, other Funded Debt of the Issuer or Parent ranking on a parity with the Notes (or the Guarantees of the Notes) or Funded Debt of a Subsidiary of the Issuer or (ii) the purchase of Property; or

(5) (A) the Attributable Debt of the Issuer, Parent and Subsidiaries of the Issuer in respect of such Sale/Leaseback Transaction and all other Sale/Leaseback Transactions entered into after the Issue Date (other than any such Sale/Leaseback Transaction as would be permitted as described in clauses (1)-(4) of this sentence), plus (B) the aggregate principal amount of Debt secured by Liens on Properties then outstanding (not including any such Debt secured by Liens described in clauses (1)-(13) of Section 4.02(b)) that do not equally and ratably secure such outstanding Notes (or secure such outstanding Notes on a basis that is prior to other Debt secured thereby), would not exceed the greater of (x) $2.95 billion and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 3.25 to 1.0.

SECTION 4.04. SEC Reports.

(a) Notwithstanding that the Issuer may not be subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Issuer shall file with the SEC and make available to the Trustee and Holders of the Notes within 15 days after it files them with the SEC such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed with the SEC at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to the Trustee and Holders of the Notes within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Sections 13 or 15(d) of the Exchange Act; provided further, however, that (a) so long as Parent is the Guarantor of the Notes, the reports, information and other documents required to be filed and provided as described hereunder may, at the Issuer’s option, be filed by and be those of Parent rather than the Issuer and (b) in the event that Parent conducts any business or holds any significant assets other than the capital stock of the Issuer at the time of filing and providing any such report, information or other document containing financial statements of Parent, Parent shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the SEC) with respect to the Issuer. The Trustee shall have no responsibility to ensure that such filing has occurred.

(b) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 4.05. Future Guarantors. On the Issue Date, Parent and each of the Issuer’s Subsidiaries that is a guarantor of the Issuer’s Debt under the Credit Agreement will execute and deliver to the Trustee a Guaranty Agreement pursuant to which Parent and each such Subsidiary shall guarantee the Issuer’s obligations with respect to the Notes issued pursuant to this Supplemental Indenture on the terms set forth herein. After the Issue Date, the Issuer shall cause each Subsidiary that guarantees any Debt of the Issuer to, within 30 days of the incurrence of such guarantee, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary shall guarantee payment of the Notes on the same terms and conditions as those set forth in this Supplemental Indenture. For the avoidance of doubt, if a Foreign Subsidiary is a co-borrower of Debt of the Issuer, and not a Guarantor of such Debt, then it will not be considered a Guarantor of such Debt for purposes of this Section 4.05.

SECTION 4.06. When Company, Subsidiary Guarantors and Parent May Merge or Transfer Assets

Neither the Issuer nor Parent may consolidate with or merge into any other entity or convey, transfer or lease their properties and assets substantially as an entirety to any entity, unless:

(1) the successor or transferee entity, if other than the Issuer or Parent, as the case may be, is a Person (in the case of the Issuer, if such Person is not a corporation, then such successor or transferee shall include a corporate co-issuer) organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on all the outstanding Notes and the performance of every covenant and obligation in the Indenture to be performed or observed by the Issuer or Parent, as the case may be;

(2) immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3) the Issuer or Parent, as the case may be, has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for the Issuer or Parent, as the case may be, as obligor or guarantor on the Notes, as the case may be, with the same effect as if it had been named in the Indenture as the Issuer or Parent, as the case may be.

(b) No Subsidiary Guarantor may consolidate with or merge into any other entity or convey, transfer or lease their properties and assets substantially as an entirety to any entity, unless:

(1) the successor or transferee entity, if not a Subsidiary Guarantor prior to such merger, conveyance, transfer or lease, shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and expressly assumes, by a supplemental indenture, all the obligations of such Subsidiary under its guarantee; provided, however, that the foregoing shall not apply in the case of a Subsidiary Guarantor (x) that has been, or will be as a result of the subject transaction, disposed of in its entirety to another Person (other than to the Issuer, Parent or an affiliate of the Issuer or Parent), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary;

(2) immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

ARTICLE V

Additional Events of Default

SECTION 5.01. Additional Events of Default. In addition to the Events of Default set forth in Section 501 of the Base Indenture, an “Event of Default” occurs if:

(a) the Issuer or any Guarantor fails to comply with Section 4.06;

(b) the Issuer defaults in the payment of the principal of or premium, if any, on any Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(c) the Issuer or any Guarantor, as the case may be, fails to comply with Sections 4.01 (other than a failure to purchase Notes), 4.02, 4.03 or 4.05 and such failure continues for 30 days after a Notice of Default is given;

(d) the Issuer or Parent, as the case may be, fails to comply with Sections 4.04 and such failure continues for 180 days after a Notice of Default is given (provided that, if applicable, failure by the Issuer or Parent to comply with the provisions of Section 314(a) of the Trust Indenture Act will not in itself be deemed a Default or an Event of Default);

(e) the Issuer or the Guarantors default in the performance of, or breaches, any of their covenants and agreements in respect of the Notes contained in this Indenture or in the Notes (other than those referred to in (1) of Section 5.01 of the Base Indenture or (a), (b), (c) or (d) above), and such default or breach continues for a period of 60 days after a Notice of Default is given;

(f) Debt of the Issuer or any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $100,000,000;

(g) any final judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $100,000,000 is entered against the Issuer, any Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree becoming final and is not discharged, waived or the execution thereof stayed within 10 days after the notice specified below; or

(h) the Parent Guaranty or a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or a Guarantor denies or disaffirms its obligations under its Guaranty.

A default under clauses (c), (d), (e) and (g) will not constitute an Event of Default until the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified after receipt of such notice. In the event of any Event of Default specified under clause (f), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders, if within 30 days after such Event of Default arose: (a) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (b) the default that is the basis for such Event of Default has been cured.

SECTION 5.02. Inapplicability of Events of Default. The Events of Default specified in clauses (2), (3) and (4) of Section 501 of the Base Indenture shall not apply to the Notes.

SECTION 5.03. Bankruptcy Event of Default. With respect to the Notes, the following amendments shall have been deemed to have been made to Section 501 of the Base Indenture:

(a) Section 501(5) is amended by replacing the words “the Issuer or the Guarantors” with the words “the Issuer, any Subsidiary Guarantors or any Significant Subsidiary”.

(b) Section 501(6) is amended by replacing each instance of the words “the Issuer or the Guarantors” with the words “the Issuer, any Subsidiary Guarantor or any Significant Subsidiary”.

SECTION 5.04. Covenant Defeasance. On and after the date of Covenant Defeasance of the Notes, the occurrence of any event specified in (i) Section 501(5) or 501(6) of the Base Indenture (in each case only with respect to any Significant Subsidiary) or (ii) Sections 5.01(c), Section 5.01(d), Section 5.01(f), Section 5.01(g) or Section 5.01(h) of this Supplemental Indenture shall be deemed not to be or result in an Event of Default with respect to the Notes.

SECTION 5.05. Notice of Default. The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Event of Default under clause (f) and (h) of Section 5.01 and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (c), (d), (e) and (g) of Section 5.01, its status and what action the Issuer is taking or proposes to take with respect thereto.

ARTICLE VI

Guaranties

SECTION 6.01. Guaranties.

(a) Each Guarantor required to execute and deliver a Guaranty Agreement pursuant to Section 4.05 shall, upon execution and delivery of its Guaranty Agreement, unconditionally and irrevocably guarantee, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer under this Supplemental Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under this Supplemental Indenture and the Notes (all the foregoing being hereinafter collectively called the

“Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article VI notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Supplemental Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Supplemental Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (f) except as set forth in Section 6.06, any change in the ownership of such Guarantor.

(c) Each Guarantor further agrees that its Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(d) Except as expressly set forth in Sections 6.02, 6.06 and 7.02(b) of this Supplemental Indenture and Sections 1302 and 1303 of the Base Indenture, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Supplemental Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(e) Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (1) the unpaid amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary Guaranteed Obligations of the Issuer to the Holders and the Trustee.

(g) Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article V of the Base Indenture for the purposes of such Guarantor’s Guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in such Article V, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 6.01.

(h) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 6.01.

SECTION 6.02. Limitation on Liability. Any term or provision of this Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Supplemental Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 6.03. Successors and Assigns. This Article VI shall be binding upon each Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Supplemental Indenture.

SECTION 6.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article VI shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article VI at law, in equity, by statute or otherwise.

SECTION 6.05. Modification. No modification, amendment or waiver of any provision of this Article VI, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 6.06. Release of Subsidiary Guarantor. The Subsidiary Guarantors shall be deemed released from all obligations under this Article VI without any further action required on the part of the Trustee or any Holder: (1) upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, (2) upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than a sale or disposition to the Issuer or a Subsidiary of the Issuer), (3) at such time a Subsidiary Guarantor no longer Guarantees any other Debt of the Issuer, (4) upon the defeasance of the Notes, as provided under Article VIII of the Base Indenture or (5) pursuant to clause (4) of Section 901 of the Base Indenture, in the case of clause (2), other than to the Issuer or an Affiliate of the Issuer and as permitted by the Indenture. At the written request of the Issuer, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

SECTION 6.07. Contribution. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all Guaranteed Obligations to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE VII

Miscellaneous Provisions

SECTION 7.01. Article IX of the Base Indenture. With respect to the Notes, the following amendments shall be deemed to have been made to Article IX of the Base Indenture:

(a) Paragraphs (6) and (9) of Section 901 of the Base Indenture are hereby deleted.

(b) Paragraph (10) of Section 901 of the Base Indenture shall be amended and restated as follows: “to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);”.

(c) Paragraph (13) of Section 901 of the Base Indenture shall be amended and restated as follows: “to cure any ambiguity or omission, defect or inconsistency, as evidenced in an Officer’s Certificate; and”.

(d) Paragraph (14) of Section 901 of the Base Indenture shall be amended and restated as follows: “to make any change that does not materially and adversely affect the rights of the Holders of the Notes”.

(e) The words “(15) to comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act; and” and “(16) to amend the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes” shall be inserted after paragraph (14) in Section 901 of the Base Indenture. The word “and” at the end of paragraph (13) of Section 901 shall be deleted, and the period at the end of paragraph (14) of Section 901 shall be replaced with a semicolon.

(f) Paragraph (4) of Section 902 of the Base Indenture shall be amended and restated as follows: “make any Note payable in money other than as stated in such Note”.

(g) The words “(9) change any Guaranty in a manner that would adversely affect the Holders of the Notes; or” and “(10) make any change in the ranking or priority of any Note or Guaranty that would adversely affect the Holders of the Notes.” shall be inserted after paragraph (8) in Section 902 of the Base Indenture. The word “or” at the end of paragraph (7) of Section 902 shall be deleted, and the period at the end of paragraph (8) of Section 902 shall be replaced with a semicolon.

SECTION 7.02. Article XIII of the Base Indenture. With respect to the Notes, the following amendments shall be deemed to have been made to Article XIII of the Base Indenture:

(a) Paragraph (3) of Section 1304 of the Base Indenture shall be amended and restated as follows: “(3) [Reserved].”

(b) For avoidance of doubt, upon exercise of Defeasance or Covenant Defeasance by the Issuer or any of the Guarantors, each Guarantor will automatically be released from all of its Guaranties under Article VI of this Supplemental Indenture.

SECTION 7.03. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed to be part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 7.04. Provisions of General Application. The provisions of Sections 112, 115, 118 of the Base Indenture shall apply to this Supplemental Indenture mutatis mutandis.

SECTION 7.05. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

CBRE SERVICES, INC.
CBRE GROUP, INC.

By:	/s/ GIL BOROK
	Name:	Gil Borok
	Title:	Chief Financial Officer

[Signature Page to the First Supplemental Indenture]

CB HOLDCO, INC.
CBRE GLOBAL INVESTORS, INC.
CBRE GLOBAL INVESTORS, LLC
CBRE, INC.
CB/TCC HOLDINGS LLC
CB/TCC, LLC
CBRE CAPITAL MARKETS OF TEXAS, LP
CBRE CAPITAL MARKETS, INC.
CBRE CLARION CRA HOLDINGS, INC.
CBRE CLARION REI HOLDING, INC.
CBRE GOVERNMENT SERVICES, LLC
CBRE LOAN SERVICES, INC.
CBRE PARTNER, INC.
CBRE-PROFI ACQUISITION CORP.
CBRE TECHNICAL SERVICES, LLC
CBRE/LJM MORTGAGE COMPANY, L.L.C.
INSIGNIA/ESG CAPITAL CORPORATION
THE POLACHECK COMPANY, INC.
TRAMMELL CROW COMPANY, LLC

By:	/s/ DEBERA FAN
Name:	Debera Fan
Title:	Senior Vice President & Treasurer

[Signature Page to the First Supplemental Indenture]

CB/TCC GLOBAL HOLDINGS LIMITED

By:	/s/ PHILIP EMBUREY
	Name:	Philip Emburey
	Title:	Director

By:	/s/ ELIZABETH THETFORD
	Name:	Elizabeth Thetford
	Title:	Secretary

TRAMMELL CROW DEVELOPMENT & INVESTMENT, INC.

By:	/s/ DANIEL G. QUEENAN
	Name:	Daniel G. Queenan
	Title:	President and Chief Executive Officer

[Signature Page to the First Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ MICHAEL TU
	Name:	Michael Tu
	Title:	Assistant Vice President

[Signature Page to the First Supplemental Indenture]

EXHIBIT A

FORM OF FACE OF NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

CUSIP No. 12505B AA8

ISIN US1250BAA89

No. [    ]

$[        ]

5.00% Senior Notes due 2023

CBRE Services, Inc., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of [            ] on March 15, 2023.

Interest Payment Dates: March 15 and September 15.

Record Dates: March 1 and September 1.

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Additional provisions of this Security are set forth on the other side of this Security.

Dated:

CBRE Services, Inc.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

Wells Fargo Bank, National Association

as Trustee, certifies
that this is one of
the Securities referred
to in the Indenture.

By:
Authorized Signatory

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FORM OF REVERSE SIDE OF NOTE

5.00% Senior Notes due 2023

1. Interest

CBRE Services, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer will pay interest semiannually on March 15 and September 15 of each year, commencing September 15, 2013. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 14, 2013. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment

The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the March 1 or September 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Issuer will make all payments in respect of a certificated Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Issuer or any of its wholly owned Subsidiaries may act as Paying Agent, registrar or co-registrar.

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4. Indenture

The Issuer issued the Notes under an Indenture (the “Base Indenture”) dated as of March 14, 2013, as supplemented by the First Supplemental Indenture thereto (the “First Supplemental Indenture” and, together, the “Indenture”) dated as of March 14, 2013, each among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Act for a statement of those terms.

The Notes are general senior unsecured obligations of the Issuer. The Issuer shall be entitled to issue Additional Notes pursuant to Section 301 of the Base Indenture. The initial Notes issued on the Issue Date and any Additional Notes will be treated as a single class for all purposes under the Indenture.

5. Optional Redemption

Except as set forth below, the Issuer shall not be entitled to redeem the Notes at its option.

On and after March 15, 2015, the Issuer shall be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date), if redeemed during the 12-month period commencing on March 15 of the years set forth below:

Redemption
Period	Price

2018	102.500%
2019	101.667%
2020	100.833%
2021 and thereafter	100.000%

Prior to March 15, 2016, the Issuer may at its option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 105.00%, plus accrued and unpaid interest, if any, to the redemption date, with an amount not to exceed the net cash proceeds from one or more Equity Offerings (provided that if the Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Issuer); provided, however, that

(1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly by the Issuer or its Affiliates); and

(2) each such redemption occurs within 120 days after the date of the related Equity Offering.

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Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice, may, at the Issuer’s discretion, be subject to the completion of the related Equity Offering.

Prior to March 15, 2018, the Issuer may at its option redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail (or delivered by electronic transmission in accordance with the applicable procedures of the Depositary) to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date. The Trustee shall have no duty or responsibility for the contents, calculations or determinations provided for in the notice of redemption required under this paragraph 5.

6. Notice of Redemption

Notice of redemption will be made in accordance with the terms of the Indenture.

7. Put Provisions

Upon a Change of Control Triggering Event, any Holder of Notes will have the right to cause the Issuer to purchase all or any part of the Notes of such Holder at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.

8. Guaranties

From and after the Issue Date, the payment by the Issuer of the principal of, and premium and interest on, the Notes is guaranteed on a joint and several senior unsecured basis by each of the Guarantors on the terms set forth in the Indenture.

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9. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period beginning 15 Business Days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 Business Days before an interest payment date.

10. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

12. Discharge and Defeasance

Subject to certain conditions, the Issuer at any time shall be entitled to terminate some or all of its and each Guarantor’s obligations under the Notes, the Guaranties and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

13. Amendment, Waiver

The Indenture and the Notes may be amended or supplemented as provided in the Indenture.

14. Defaults and Remedies

The Events of Default relating to the Notes are defined in the Indenture. Upon an occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders of the Notes shall be as set forth in the Indenture.

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15. Trustee Dealings with the Issuer

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

16.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Issuer or the Trustee shall not have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder of a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18. Abbreviations

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19. CUSIP Numbers

The Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holder of a Note. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20. Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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21. Copies of Indenture

The Issuer will furnish to any Holder of a Note upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note. Requests may be made to:

CBRE Services, Inc.

11150 Santa Monica Boulevard,

Suite 1600

Los Angeles, California 90025

Attention: General Counsel

[Remainder of Page Intentionally Left Blank]

9

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.01 of the Supplemental Indenture, check the box:

☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.01 of the Supplemental Indenture, state the amount in principal amount: $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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